Exhibit 10.14

SHARE ISSUANCE AGREEMENT

THIS SHARE ISSUANCE AGREEMENT (this “Agreement”), dated as of April 5, 2013 (the “Effective Date”), is between Liquid Holdings Group, LLC, a Delaware limited liability company (the “Company”) and D&L Partners, L.P. (“D&L Partners”). Capitalized terms used herein, but not defined, shall have the meanings ascribed to them in the Limited Liability Company Agreement (the “LLC Agreement”) of the Company, dated as of January 17, 2012, as amended.

WHEREAS, the Company desires to issue to D&L Partners, and D&L Partners desires to accept from the Company, Common Units representing 3.7601%, or 67.88974 of the Common Units (which term, for the avoidance of doubt, does not include any Incentive Units that may be outstanding) of the Company issued and outstanding as of the Effective Date, after giving effect to the issuance hereunder (the “Units”).

NOW, THEREFORE, in consideration of D&L Partners’ continued financial support and commitment to the development and growth of the company, the promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Units. On the Effective Date, the Company hereby agrees to issue to D&L Partners and D&L Partners agrees to accept from the Company, the Units. Upon the execution and delivery of this Agreement, the execution of the Joinder (as defined below) by D&L Partners and the delivery of the Joinder to the Company and the satisfaction by D&L Partners of its other obligations under this Agreement, the Units will be issued to D&L Partners.

2. Acknowledgments. D&L Partners hereby acknowledges that (i) the LLC Agreement restricts the sale or transfer of the Units; (ii) the Units transferred pursuant hereto have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may have to be held for an indefinite period and D&L Partners may be required to bear the economic risk of the investment indefinitely; and (iii) there is not currently any public or private market for the Units. Accordingly, D&L Partners may not realize any proceeds in respect of the Units.

3.	Representations and Warranties.

i.	The Company hereby represents and warrants to D&L Partners that:

a)	Power and Authority. The Company is duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with requisite power and authority to execute, deliver and perform this Agreement.

b)	Units. The Units are duly authorized and will be duly and validly issued.

c)	Duly Executed. This Agreement has been duly executed and delivered by the Company, has been effectively authorized by all necessary action,

corporate or otherwise, by the Company, and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

ii.	D&L Partners hereby represents and warrants to the Company, that:

a)	Power and Authority. D&L Partners has all requisite capacity, power and authority to enter into this Agreement, to accept the Units, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no third party’s consent or approval is required in order to make this Agreement binding and enforceable upon and against D&L Partners, except for such approvals as have already been obtained and are in effect.

b)	Acknowledgment of LLC Agreement. D&L Partners acknowledges receipt of a copy of the LLC Agreement, including amendments 1, 2, 3, 4, 5 and 6 thereto.

c)	Duly Executed. This Agreement has been duly executed and delivered by D&L Partners and constitutes a valid and binding obligation of D&L Partners enforceable in accordance with its terms except (i) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

d)	Accredited Investor Status. D&L Partners is an accredited investor within the meaning of Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acceptance of the Units.

e)

Acquisition of the Units for Investment. (i) D&L Partners is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Units and has been afforded an opportunity to conduct its own due diligence with respect to its investment in the Company, (ii) in making the decision to acquire the Units, D&L Partners is not relying on representations of any officer, director, member or agent of the Company or, except as expressly provided in Section 5(i)

of this Agreement, any representations of the Company, (iii) D&L Partners understands that the Units have not been registered under the Securities Act in reliance upon a specific exemption therefrom and that the Units must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available, (iv) D&L Partners is financially able to hold the Units for long-term investment and bear the risk of any loss with respect to its investment in the Company and (v) the Units are being accepted by D&L Partners for its own account for investment purposes, and not with a view to any distribution thereof to any person present in the United States or any identifiable group of United States citizens located outside of the United States, unless pursuant to registration under the Securities Act or any applicable state securities laws, or unless pursuant to any applicable exemption.

f)	Brokers and Finders. D&L Partners has not incurred, and will not incur, directly or indirectly, as a result of any action taken by D&L Partners, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4. LLC Agreement. D&L Partners acknowledges and agrees that the provisions of the LLC Agreement require D&L Partners to confirm D&L Partners’ agreement to be bound by the terms of the LLC Agreement as a Member. Accordingly, D&L Partners agrees to execute a joinder document to the LLC Agreement (the “Joinder”) in a form satisfactory to the Company confirming such agreement. D&L Partners further acknowledges and agrees that it will be bound by the provisions of the LLC Agreement and any other agreement to which the Units are subject which by its terms is binding upon the Company’s successors and assigns. D&L Partners confirms that the foregoing agreements and instruments may be amended in the future without D&L Partners’ consent.

5. Further Assurances. D&L Partners will take such further actions and execute such further instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

6. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

7. Counterparts; Headings. This Agreement may be executed in counterparts, and it shall only be necessary that a party execute at least one to be bound hereby, with all counterparts collectively constituting this Agreement. Signed copies of this Agreement conveyed by facsimile transmission shall constitute signed originals for all purposes. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

8. Assignment. This Agreement and all the provisions hereof shall be binding and shall inure to the benefit of the parties hereto and their respective successors and assigns, whether expressed or not, but neither this Agreement nor any of the rights, interests, duties or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party.

9. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

10. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings. This Agreement and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which an enforcement of the same is sought.

13.   Notice. All notices and other communications hereunder shall be in writing and shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Liquid Holdings Group, LLC
Attention: Brian Ferdinand
800 Third Avenue, 39th Floor
New York, NY 10022

(ii)	if to D&L Partners, to the address set forth heretofore on the signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE COMPANY: LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian M. Storms
Name: Brian M. Storms
Title: Chief Executive Officer

D&L PARTNERS: D&L PARTNERS, L.P.

By:	/s/ Douglas J. Von Allmen
Name: Douglas J. Von Allmen
Title: President and General Partner